Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MIDWEST HOLDING INC.

     The undersigned, Midwest Holding Inc., a corporation organized and existing under the laws of the State of Nebraska (the “Corporation”), in accordance with the provisions of Section 21-2036 and Section 21-20,121 of the Nebraska Business Corporation Act (the “Act”) does hereby certify:

     FIRST, that the name of the Corporation is MIDWEST HOLDING INC.

     SECOND, that the board of directors of the Corporation (the “Board of Directors”), in accordance with the Amended and Restated Articles of Incorporation of the Corporation and applicable law, duly adopted the following resolution on April 28, 2014, creating a series of One Million (1,000,000) shares of preferred stock of the Corporation designated as “Series B Preferred Stock”. Shareholder approval was not required by the Amended and Restated Articles of Incorporation or applicable law to adopt the following resolution.

     RESOLVED, that pursuant to the provisions of the Amended and Restated Articles of Incorporation of the Corporation and applicable law, a series of preferred stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

ARTICLE I
DESIGNATION AND NUMBER OF SHARES; RANK

     A. Designation and Number. A series of preferred stock, designated the “Series B Preferred Stock”, is hereby established. The number of authorized shares of Series B Preferred Stock shall be One Million (1,000,000).

     B. Rank. The Series B Preferred Stock will, with respect to dividend rights, rank: (i) senior to the Voting Common Stock and Non-Voting Common Stock (together, the “Common Stock”), and the Series A Preferred Stock of the Corporation; (ii) on a parity with all classes or series of other preferred stock issued by the Corporation, the terms of which specifically provide that such shares (a) rank on a parity with the Series B Preferred Stock with respect to dividend rights or (b) do not include any provisions designating the rank with respect to dividends of such preferred stock ; and (iii) junior to all classes or series of Preferred Stock, the terms of which specifically provide that such shares rank senior to the Series B Preferred Stock with respect to dividend rights. The Series B Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank: (i) prior or senior to the Common Stock and the Series A Preferred Stock; (ii) prior or senior to all classes or series of Preferred Stock issued by the Corporation, the terms of which specifically provide that such shares rank junior to the Series B Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (“Junior Preferred Stock”); (iii) on a parity with all classes or series of Preferred Stock, the terms of which specifically provide that such shares (a) rank on a parity with the Series B Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation, or (b) do not include any provisions designating the rank under this clause (iii) with respect to such preferred stock (“Parity Preferred Stock”); (iv) junior to all classes or series of Preferred Stock, the terms of which specifically provide that such shares rank senior to the Series B Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (“Senior Preferred Stock”); and (v) junior to all existing and future indebtedness of the Corporation.

Exhibit 3.1 - 1

ARTICLE II
DIVIDENDS

     A. Rate. Holders of Series B Preferred Stock shall receive, on each share of issued and outstanding Series B Preferred Stock, to the extent funds are legally available for the payment of dividends under Nebraska law except insofar as said dividends are paid in Voting Common Stock as set forth below, dividends with respect to each Dividend Period (as defined below) at a per annum rate of seven percent (7%) per Series B share of the Series B Liquidation Preference, without any adjustment for stock dividends of Series B Preferred Stock or with respect to combinations or stock splits of the Series B Preferred Stock (as defined below). Such dividends shall be non-cumulative and shall be payable in cash, by delivery of shares of Voting Common Stock or through any combination of cash and shares of Voting Common Stock, as determined by the Corporation; provided, however, that insofar as funds are not legally available for dividends to be paid in cash as they come to be due and payable, they shall be paid by issuing Voting Common Stock. Such dividends shall begin to accrue from the Original Series B Issue Date (as defined below in Article V) as long as such shares shall be fully paid for by purchasers thereon, and shall be payable in arrears semiannually (as provided below in this Article II) on each March 30th and September 30th (each, a “Dividend Payment Date”), commencing on December 31, 2014; provided, that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series B Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day; provided, however, that the amount of such payment of dividends shall not be increased above the payment that would have been due if the Dividend Payment Date had occurred on a Business Day. Dividends payable on the Series B Preferred Stock in respect of any Dividend Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months. The amount of dividends payable on the Series B Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months, and actual days elapsed over a 30-day month.

     Dividends that are payable on the Series B Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series B Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

     Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date, whether or not such day is a Business Day (other than an initial Dividend Period, which shall commence on and include the later of the Original Issue Date of the Series B Preferred Stock or the date such shares are fully paid for by purchasers thereof) and shall end on and include the calendar day next preceding the next Dividend Payment Date. Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period. Holders of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series B Preferred Stock as specified in this Article II (subject to the other provisions of this Amendment).

     B. Priority of Dividends. So long as any share of Series B Preferred Stock remains outstanding, no dividend shall be declared or paid on the Common Stock, the Series A Preferred Stock or any other shares of Junior Preferred Stock (other than a dividend payable solely in any such stock), and no Common Stock or Junior Preferred Stock, including shares of the Series A Preferred Stock, shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of such stock for or into other shares of such stock, or the exchange or conversion of one share of such stock for or into another share of such stock during a Dividend Period, unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided above, dividends on such amount), on all outstanding shares of Series B Preferred Stock have been paid in full (or a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series B Preferred Stock on the applicable record date).

     Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities, including Common Stock, the Series A Preferred Stock and Junior Preferred Stock, from time to time out of any funds legally available for such payment, and the Series B Preferred Stock shall not be entitled to participate in any such dividends.

     C. Method of Payment of Dividends.

     (i) Subject to the limitations described below, any dividend (or any portion of any dividend) on the Series B Preferred Stock, whether or not with respect to a current Dividend Period or any prior Dividend Period will be paid by the Corporation, as determined in the Corporation’s sole discretion:

     (A) in cash;

     (B) by delivery of shares of Voting Common Stock; or

     (C) through any combination of cash and shares of Voting Common Stock.

     (ii) Voting Common Stock issued in payment or partial payment of a dividend on the Series B Preferred Stock shall be valued for such purpose at the Fair Market Value of the Voting Common Stock. “Fair Market Value” as applied to the Voting Common Stock shall mean: (i) if traded on a securities exchange, the value shall be deemed to be the average closing prices of the Voting Common Stock on such exchange over the 20 trading day period ending three days prior to the record date; (ii) if traded over-the-counter, the value shall be deemed to be the average closing bid or sale prices (whichever is applicable) over the 20 trading day period ending three days prior to the record date; and (iii) if there is no public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

     D. No Fractional Shares. No fractional shares of Voting Common Stock shall be delivered to Holders in payment or partial payment of a dividend. Any fraction of a share of Voting Common Stock shall be rounded up to the next whole share of Voting Common Stock.

ARTICLE III
LIQUIDATION, DISSOLUTION OR WINDING UP

     A. Series B Liquidation Preference. Except as provided in Article III(B) below, and subject to the liquidation preference of any Senior Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series B Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution a liquidation preference equal to the Series B Liquidation Preference, as defined below, before any distribution of assets is made to holders of Common Stock or any other class or series of Junior Preferred Stock, including, without limitation, the Series A Preferred Stock. The Corporation will promptly provide to the holders of Series B Preferred Stock written notice of any event triggering the right to receive such Series B Liquidation Preference. Except as provided in Article III(B) below, after payment of the full amount of the Series B Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. “Series B Liquidation Preference” shall mean an amount equal to Six Dollars ($6.00) per share of Series B Preferred Stock (as adjusted for any stock dividends payable in shares of Series B Preferred Stock and any combinations or splits with respect to such Series B Preferred Stock). Notwithstanding any other provisions in this Article III or elsewhere in this designation of Series B Preferred Stock, the liquidation preference payable to holders of any shares of Series B Preferred Stock shall include all accrued but unpaid dividends then owing to such holders of the stock.

     B. Exception to Series B Liquidation Preference. If, upon any liquidation, dissolution or winding up of the Corporation, including without limitation a Deemed Liquidation Event, as defined below, holders of Series B Preferred Stock would be entitled to receive more than the Series B Liquidation Preference (including any dividends accrued but unpaid on the Series B Preferred Stock) if such Series B Preferred Stock had been converted in accordance with Article V below into Voting Common Stock immediately prior to such liquidation, dissolution or winding up, then (i) the Series B Liquidation Preference provided in Article III(A) shall not apply, and (ii) the holders of Series B Preferred Stock shall participate in the distribution of assets of the Corporation as if such Series B Preferred Stock had been converted into Voting Common Stock.

     C. Ratable Treatment; Parity Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series B Preferred Stock shall be insufficient to pay in full the above described Series B Liquidation Preference, plus accrued but unpaid dividends on such stock, and liquidating payments (including accrued but unpaid dividends) on any other class or series of Parity Preferred Stock, then all such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and any such other Parity Preferred Stock ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Stock and any such other Parity Preferred Stock if all amounts payable thereon were paid in full.

     D. Common Stock. Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of any Senior Preferred Stock, the Series B Preferred Stock, any Parity Preferred Stock and the Series A Preferred Stock, the holders of Common Stock shall be entitled to receive any and all assets remaining to be paid or distributed.

     E. Deemed Liquidation Events.

     1. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series B Preferred Stock elect otherwise by written notice sent to the Corporation at least thirty (30) days prior to the effective date of any such event:

     (a) a merger or consolidation in which

     i. the Corporation is a constituent party or

     ii. a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity interests that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity interests of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity (provided that, for purposes of this Article III (E), all shares of Common Stock issuable upon exercise of options, warrants or convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

     2. The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the shareholders of the Corporation shall be allocated among the shareholders of the Corporation in accordance with this Article III.

     3. In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation within ninety (90) days after such Deemed Liquidation Event, then (A) the Corporation shall send a written notice to each holder of Series B Preferred Stock no later than the ninetieth day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of clause (B) immediately following this clause A to require the redemption of such Series B Preferred Stock, and (B) if the holders of at least a majority of the then outstanding Series B Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold, as determined in good faith by a majority of the Board of Directors), together with any other assets of the Corporation available for distribution (the “Available Proceeds”), to the extent legally available therefor, on the one hundred fiftieth day after such Deemed Liquidation Event, to redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Preference. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Series B Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s Series B Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the Series B Preferred Stock to be redeemed if the Available Proceeds were sufficient to redeem all such Series B Preferred Stock, and shall redeem the remaining Series B Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

     4. The amount deemed paid or distributed to the holders of Series B Preferred Stock upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by a majority of the Board of Directors.

ARTICLE IV
REDEMPTION

     Except as provided in Article III(E), the Series B Preferred Stock shall not be redeemable at the option of the Corporation.

ARTICLE V
CONVERSION

A. Conversion Generally.

     1. Each one (1) share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the third anniversary of the Original Series B Issue Date, as defined below, at the principal executive office of the Corporation or any transfer agent for the Series B Preferred Stock, into two (2) shares of fully paid and non-assessable Voting Common Stock; provided, that such conversion rate shall be subject to adjustment as set forth in Article V(C) and Article V(E) below.

     2. Each one (1) share of Series B Preferred Stock shall be convertible, at the option of the Corporation, at any time after the third anniversary of the Original Series B Issue Date, as defined below, upon notice in writing from the Corporation, into two (2) shares of fully paid and non-assessable Voting Common Stock; provided, that such conversion rate shall be subject to adjustment as set forth in Article V(C) and Article V(E) below.

     3. Each one (1) share of Series B Preferred Stock shall automatically be converted into two (2) shares of fully paid and non-assessable Voting Common Stock immediately upon the consummation of an initial public offering and specifically upon the Corporation’s sale of its Voting Common Stock in a firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended; provided, that such conversion rate shall be subject to adjustment as set forth in Article V(C) and Article V(E) below.

     4. The “Original Series B Issue Date” means May 1, 2014.

B. Mechanics of Conversion.

     1. Before any holder of Series B Preferred Stock shall be entitled to convert or partially convert the same into shares of Voting Common Stock pursuant to Article V(A)(1), the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock and shall give written notice by mail, postage prepaid, to the Corporation at its principal executive office, of the election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Voting Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Voting Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amount payable as the result of a conversion of a fractional share of Voting Common Stock and any accrued or declared but unpaid dividends on the converted Series B Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Voting Common Stock as of such date. Upon the surrender by the holder of Series B Preferred Stock of the certificate representing the stock being converted, such shares of Series B Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatever. If such holder does not convert all of the Series B Preferred Stock represented by the surrendered certificate or certificates, the Corporation shall, as soon as practicable, issue and deliver to such holder a certificate for the number of shares of Series B Preferred Stock not converted.

     2. Upon any mandatory conversion at the election of the Corporation pursuant to Article V(A)(2) or any automatic conversion pursuant to Article V(A)(3) above, the Secretary of the Corporation shall promptly deliver notice of such conversion to each holder of Series B Preferred Stock, who shall thereupon surrender the certificates representing such shares at the principal executive office of the Corporation or of any transfer agent for the Series B Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Voting Common Stock into which such shares of Series B Preferred Stock have been converted. Mandatory conversion at the election of the Corporation pursuant to Article V(A)(2) shall be deemed to have taken place immediately prior to the close of business on the date that notice of such conversion was delivered by the Corporation to holders of Series B Preferred Stock, and the persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Voting Common Stock as of such date. Automatic conversion pursuant to Article V(A)(3) shall be conditioned on, and shall be deemed to have taken place immediately prior to, the closing with the underwriter of the sale of shares pursuant to such offering, and the persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Voting Common Stock as of such date.

     C. Conversion Rate Adjustments.

     1. The rate at which shares of Series B Preferred Stock may be converted into shares of Voting Common Stock pursuant to Article V(B) (the “Series B Conversion Rate”) shall be subject to adjustment from time to time after the Original Series B Issued Date as provided in this Article V(C).

     2. In the event the Corporation should at any time or from time to time after the Original Series B Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Voting Common Stock or the determination of holders of Voting Common Stock entitled to receive a dividend without payment of any consideration by such holder for the additional shares of Common Stock (including the additional shares of Voting Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series B Conversion Rate shall be appropriately adjusted so that the number of shares of Voting Common Stock issuable on conversion of the Series B Preferred Stock shall be increased in proportion to such increase of outstanding shares.

     3. If the number of shares of Voting Common Stock outstanding at any time after the Original Series B Issue Date is decreased by a combination of the outstanding shares of Voting Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Series B Conversion Rate shall be appropriately adjusted so that the number of shares of Voting Common Stock issuable on conversion of the Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

     D. Recapitalization. If at any time or from time to time there shall be a recapitalization of the Voting Common Stock (other than a subdivision or combination of shares provided for elsewhere in this Article V), provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Voting Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article V with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Article V (including adjustment of the Series B Conversion Rate then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     E. No Fractional Shares. No fractional shares of Voting Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares of Voting Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Voting Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares of Voting Common Stock would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into shares of Voting Common Stock and the aggregate number of shares of Voting Common Stock issuable upon such conversion.

     F. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Rate pursuant to this Article V, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its chief executive officer or chief financial officer to verify such computation and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Series B Conversion Rate at the time in effect, and (iii) the number of shares of Voting Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

     G. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and, if at any time the number of authorized but unissued shares of Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series B Preferred Stock, the Corporation will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Voting Common Stock to such number of shares as shall be sufficient for such purposes.

     H. Notices. Any notice required by the provisions of this Article V to be given to the holders of shares of Series B Preferred Stock shall be deemed given on the date actually delivered or as of three (3) days after it is deposited in the United States mail, first class, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation, as the case may be.

ARTICLE VI
NO VOTING RIGHTS

     Except as required by law, Series B Preferred Stock shall be non-voting stock and the holder of each share of Series B Preferred Stock shall not be entitled to notice of any shareholders’ meeting nor to a vote on any corporate matter requiring a shareholder vote. The holder of each share of Series B Preferred Stock, upon conversion of the Series B Stock into shares of Voting Common Stock pursuant to the terms of these Articles of Amendment, shall have full voting rights and shall be entitled to the number of votes equivalent to the number of shares of Voting Common Stock into which such shares of Series B Preferred Stock were converted.

ARTICLE VII
NO DILUTION OR IMPAIRMENT

     The Corporation shall not amend its Amended and Restated Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the material terms to be observed or performed hereunder by the Corporation, and will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock (as contemplated herein) from impairment.

ARTICLE VIII
NOTICES OF RECORD DATE

     In the event of:

     A. any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

     B. any reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any reorganization, merger or consolidation or similar transaction involving the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

     C. any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least thirty (30) days prior to the date specified in such notice on which such action is to be taken.

     IN WITNESS WHEREOF, Midwest Holding Inc. has caused these Articles of Amendment to be signed by Todd C. Boeve, its Secretary, this 28th day of April, 2014.

MIDWEST HOLDING INC.

By: /s/ Todd C. Boeve Name: Todd C. Boeve Title: Secretary